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                                                                    EXHIBIT 99.1


For Immediate Release:                                         December 18, 1998


                KUHLMAN TO BE ACQUIRED BY BORG-WARNER AUTOMOTIVE

Kuhlman Corporation (NYSE:KUH) and Borg-Warner Automotive, Inc. (NYSE:BWA) jointly announced today that they have signed a definitive merger agreement providing for the acquisition of Kuhlman by Borg-Warner Automotive for $39.00 per share in cash and stock of Borg-Warner Automotive. In the transaction, Borg-Warner Automotive will be issuing $150 million worth of its stock to Kuhlman shareholders. The acquisition is subject to certain customary closing conditions including the approval of the shareholders of Kuhlman. It is anticipated that the transaction will close in the first quarter of 1999.

Borg-Warner Automotive, whose 1997 annual sales were approximately $1.8 billion, is a leading, global Tier I supplier of highly engineered systems and components, primarily for automotive powertrain applications. Its products are manufactured and sold worldwide, primarily to original equipment manufacturers ("OEMs") of passenger cars, sport utility vehicles and light trucks. Borg-Warner Automotive operates 36 manufacturing facilities in 12 countries and is an original equipment supplier to every major OEM in the world. Its AG Kuhnle, Kopp & Kausch division, based in Germany, is a manufacturer of turbochargers for use in the passenger car and commercial vehicle markets as well as for industrial locomotive and marine engines. Kuhlman's Schwitzer Group is a leading worldwide manufacturer of proprietary engine components including turbochargers, fuel tanks, instrumentation and other products used on light, medium and heavy-duty trucks, and on construction, agricultural, mining, power generation and marine equipment.

In making the announcement, Robert S. Jepson, Jr., Chairman and Chief Executive Officer of Kuhlman Corporation, stated that, "We, at Kuhlman Corporation, found Borg-Warner Automotive's offer attractive and felt compelled to accept it as being in the best interests of our shareholders. Recent and continuing changes in the transportation and automotive industries favor larger and internationally-based organizations. Our Schwitzer Group and its employees will now be part of a much larger organization which will be well-positioned to thrive and to be more responsive to the global needs of its customers."

Kuhlman Corporation is a diversified industrial manufacturing company operating in two business segments: 1) Electrical Products - which manufactures power, distribution and instrument transformers for electrical utilities and industrial users, and electrical and electronic wire and cable products for use in consumer, commercial and industrial applications; and 2) Industrial Products - which manufactures proprietary engine components, fuel tanks and other products used on light, medium and heavy-duty trucks, and on construction, agricultural, mining, power generation and marine equipment.

For further information, contact:

                               Investor Relations
                               Kuhlman Corporation

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